# SUBLEASE

This is an agreement to sublet real property according to the terms specified below. The sublessor agrees to sublet, and the subtenant agrees to take the premises described below. Both parties agree to keep, perform, and fulfill the promises, conditions and agreements expressed below:

1. The sublessor is Kronos International Investments, Ltd.

2. The subtenant is Medi Jane Holdings, Inc.

3. The location of the premises is 2011 Ken Pratt Boulevard, Suite 210, Longmont, CO 80501 and consists of 1,200 square feet of office space.

4. The term of the sublease is four (4) years, beginning March 1, 2014 and ending February 28, 2018. The rent is $2,500 per month, payable in advance on the 1st day of the month. The rent is payable to Kronos International Investments, Ltd. at 2011 Ken Pratt Boulevard, Suite 210, Longmont, CO 80501.

5. The sublease agreement will terminate on February 28, 2018. There shall be no holding over under the terms of this sublease agreement under any circumstances.

6. All charges for utilities connected with premises are to be paid by the sublessor under the master lease.

7. Subtenant agrees to surrender and deliver to the sublessor the premises and all furniture and decorations within the premises in as good a condition as they were at the beginning of the term, reasonable wear and tear excepted. The subtenant will be liable to the sublessor for any damages occurring to the premises or the contents thereof or to the building that are done by the subtenant or his guests.

8. Subtenant agrees to pay sublessor a deposit of $1,250 to cover damages beyond normal wear and tear, unpaid rent, and unpaid utilities. Sublessor agrees that if the premises and contents thereof are returned to him/her in the same condition as when received by the subtenant, reasonable wear and tear excepted, and if there is no unpaid rent or unpaid utility bills owed by the subtenant, s/he will refund to the subtenant $1,250 at the end of the term, or within 30 days thereafter. Any reason for retaining a portion of the deposit shall be explained in writing within 30 days to the subtenants.

9. At the time of the taking possession of the premises by the subtenant, the sublessor will provide the subtenant with an inventory form within three (3) days of taking possession.

10. The sublease agreement incorporates and is subject to the original lease agreement between the sublessor and his lessor, a copy of which is attached hereto, and which is hereby referred to and incorporated as if it were set out here at length. The subtenant agrees to assume all of the obligations and responsibilities of the sublessor under the original lease for the duration of the sublease agreement.

11. In the event of any legal action concerning this sublease, the losing party shall pay to the prevailing party reasonable attorney's fees and court costs to be fixed by the court wherein such judgment shall be entered.

12. Other terms and conditions: N/A

13. This lease constitutes the sole agreement between the parties and no additions deletions, or modifications may be accomplished without the written consent of both parties. (Any oral representations made at the time of executing this lease are not legally valid, and therefore, are not binding upon either party.)

14. The words "sublessor" and "subtenant" as used herein include the plural as well as the singular; no regard for gender is intended by the language of this sublease.

15. Each party signing this sublease acknowledges receipt of a copy thereof.

16. This sublease is not binding upon either party unless approved by the landlord as provided below, provided such approval is required by the original lease.

17. The parties hereby bind themselves to this agreement by their signatures affixed below on this 1st day of March 2014.

| Sublessor | Subtenant |
|---|---|
| Kronos International Investments, Ltd. | Medi Jane Holdings, Inc. |
| By: Martin Tindall, CFO | By: Ronald Lusk, CEO |